Exhibit 10.36

AMENDMENT OF THE
SPX CORPORATION
2002 STOCK COMPENSATION PLAN

Pursuant to the provisions of Section 15, the SPX Corporation 2002 Stock Compensation Plan (the “Plan”), as amended and restated effective as of May 8, 2015, is hereby further amended effective as February 21, 2017 as follows.
1.    Section 2.1(i) of the Plan is amended by adding the following immediately prior to the period therein:
“; provided, that with respect to any Award that constitutes deferred compensation subject to Code Section 409A, "Disability" shall have the meaning set forth in Code Section 409A(a)(2)(c)”
2.    The last sentence of Section 9.3 of the Plan is replaced with the following:
“As soon as practicable following the lapse of a Period of Restriction for an award of RSUs (or, as applicable, as soon as practicable after the applicable settlement payment date set forth in a deferral election), the Participant (or beneficiary, in the case of death) shall be issued one share of Common Stock for each RSU (or, as applicable, cash otherwise deliverable upon settlement of an award of RSUs) no longer subject to a Period of Restriction on such date. To the extent permitted by applicable law (including Code Section 409A), upon such terms and conditions as the Committee or Board may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of an award of RSUs.”
3.    Sections 9.10 and 9.11 of the Plan are amended by adding the following immediately prior to the period therein:
“(subject to any period of deferral contained in a deferral election)”